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[GLOWPOINT LOGO]



                                                          FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                INVESTOR CONTACT:
Dawn Orlinsky                                 Dave Gentry
Glowpoint, Inc.                               Aurelius Consulting Group
(973) 391-2062                                (407) 644-4256
dorlinsky@Glowpoint.com                       dave@aurcg.com
                                              www.runonideas.com


       GLOWPOINT TO RESTATE FINANCIAL STATEMENTS FOR PRIOR FISCAL PERIODS
                Current Cash Position and Revenues Not Impacted


HILLSIDE, N.J., AUGUST 3, 2005 -- Glowpoint, Inc., (NASDAQ: GLOW) the world's leading broadcast quality IP-based video communications service provider, today announced that the Audit Committee of the Board of Directors has undertaken a review of certain financial accounting matters affecting previously reported financial information. Glowpoint engaged Eisner LLP as its independent auditors effective June 2, 2005. In connection with the engagement, Eisner LLP made certain inquiries which resulted in the Company identifying such matters.

As a result of management's review to date, the Company has concluded that its financial statements for the fiscal years 2002 through 2004 (and the related quarters) and the quarter ended March 31, 2005 will need to be restated. Consequently, those financial statements should no longer be relied upon. The restatement is expected to relate to transactions that principally occurred when the Company was primarily a reseller of video conferencing equipment. The restatement items that have been identified to date generally involve the capitalization of costs associated with purchases of video conferencing equipment, telecommunications circuits used in the Company's network and third party software that should have been expensed.

While the review process is not yet complete, the Company believes the restatement will increase previously reported operating losses and net losses for the indicated fiscal and quarterly periods. Other than corrections to classifications resulting from the restatement, previously reported cash flows are not expected to be impacted. In addition, the Company's current cash position, 2005 revenue and revenues reported in the prior periods are not expected to be impacted.

As a result of the review, the investor call scheduled for August 4, 2005 to discuss the Company's second quarter results is being postponed. In accordance with the provisions of Sarbanes-Oxley, the Company's Audit Committee has retained independent counsel to assist in this review. The Company has also discussed the matters associated with the restatement with Eisner LLP and BDO Seidman, LLP (the Company's previous independent auditors). The Company has filed today a Form 8-K relating to this matter with the Securities and Exchange Commission ("SEC").




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While the Company, its Audit Committee and its independent auditors are making every effort to complete all necessary work, the Company will not be in a position to finalize the financial statements for the fiscal quarter ended June 30, 2005 in time to file its Form 10-Q within the prescribed time frame. The Company is working diligently to complete the restatement and file its Form 10-Q for the fiscal quarter ended June 30, 2005 as expeditiously as possible. The earnings call will be rescheduled as soon as the review is complete.


ABOUT GLOWPOINT
Glowpoint, Inc. (NASDAQ: GLOW) is the world's leading broadcast quality, IP-based video communications service provider. Glowpoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The Glowpoint network spans four continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, Glowpoint has carried over 23 million IP video minutes. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit us at www.Glowpoint.com.


The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.

"Glowpoint" is a registered trademark or service mark of Glowpoint, Inc. in the United States and certain foreign countries.

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